Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

ALTITUDE INTERNATIONAL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common stock no par value per share	Rule 457(o)	1,942,569	$5.92	$11,500,009	0.00011020	$1,267.30
	Equity	Common Stock to be sold by the Selling Stockholders(3)	Rule 457(c)		$5.92	$7,083,309.60	0.00011020	$780.58
Fees Previously Paid								$1,390.50
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$18,583,319.60		$2,047.88
	Total Fees Previously Paid							$1,390.50
	Total Fee Offsets
	Net Fee Due							$394.88

(1)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(2)	Includes Common Stock to cover the exercise of the over-allotment option granted to the underwriter.

(3)

In accordance with Rule 457(c) under the Securities Act, the aggregate offering price for the shares to be sold by the Security Holders is calculated based on a price of $5.92 (the $0.0338 average of the high and low prices reported on the OTC Pink marketplace for November 2, 2022, adjusted for the 1-175 Reverse Stock Split Ratio). 1,196,505 shares of common stock * $5.915 = $7,083,309.60